                                                      EXHIBIT 10(n)
                                 AGREEMENT


      AGREEMENT made March 5, 1986 between Stanhome Inc., a Massachusetts corporation with its principal place of business at 333 Western Avenue, Westfield, Massachusetts ("Stanhome") and RONALD R. JALBERT of 23 Windmill Drive, Granby, Connecticut ("Jalbert").

      In consideration of the mutual agreements hereinafter contained, the parties agree as follows:

      1.  Retirement Benefits

      (a) Subject to the provisions of subsection 1(c) below, if and when Jalbert or his wife becomes entitled to receive payments from the Stanhome Inc. Pension Plan, Stanhome will pay him or her an additional retirement benefit equal to the difference between (i) the benefits otherwise payable to Jalbert or his wife under the Stanhome Pension Plan and (ii) the benefits that would have been payable under that Plan if his years of benefit service had been equal to the sum of his actual years of benefit service plus nine and fifty six one hundredths (9.56) additional years.

      (b) If Jalbert's employment terminates involuntarily for any reason other than Cause before he or his wife becomes entitled to receive payments from the Stanhome Pension Plan he shall be entitled to receive the benefit determined under subparagraph 1(a) as if he had reached age fifty-five (55) and was entitled to receive payments from the Stanhome Inc. Pension Plan on the date of his termination, but such benefit shall not be payable until his fifty-fifth (55th) birthday.

      (c) If Jalbert's employment terminates by reason of discharge for Cause or if he dies before reaching age 55, neither he nor his wife shall be entitled to receive payment of any kind under this Agreement. "Cause" shall mean dishonesty, misconduct, or insubordination.

      (d) Payment of such additional retirement benefit will begin at the same time as payments begin under the Stanhome Inc. Pension Plan. If the Stanhome Inc. Pension Plan should be amended or terminated prior to the time such payments begin, the amount payable under section 1(a) above shall be calculated as if such amendment or termination had not occurred.

      2. Payment. Amounts payable under the above paragraphs will be paid on or about the end of the month to which the payment relates. Payment will be made for the full month in which Jalbert's death occurs.

      3. Assignment. Neither Jalbert nor his wife shall have any right to commute, encumber, or dispose of the right to receive payments hereunder which payments and the right thereto are expressly declared to be non-assignable and nontransferable.

      4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor of Stanhome and any such successor shall be deemed substituted for Stanhome under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of Stanhome.

      5. Not an Employment Agreement. This Agreement is not an employment agreement and Stanhome reserves the right to discharge Jalbert with or without cause. The Agreement in no way affects his rights under the Stanhome Pension Plan, or under any Stanhome group or other insurance policy.

      6. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by postage prepaid certified mail, or delivered, in the case of Jalbert to his residence at 23 Windmill Drive, Granby, Connecticut, or, in the case of Stanhome to its principal office at 333 Western Avenue, Westfield, Massachusetts,
Attention: Secretary. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

      7. Waiver of Breach. The waiver by Stanhome of a breach of any provision of this Agreement by Jalbert shall not operate or be construed as a waiver of any subsequent breach by Jalbert.

      8. Governing Law. This Agreement shall be deemed made in the Commonwealth of Massachusetts, and its form, execution, validity, construction and performance shall be construed in accordance with the laws of said Commonwealth.

      9. Entire Agreement. This Agreement constitutes the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by Jalbert and for Stanhome by an officer duly authorized to enter into said amendment by the Board of Directors.

      10. Severability. In the event that any of the terms or provisions of this Agreement or any portion of such terms or provisions shall be determined to be invalid or inoperative, such determination shall not affect the efficacy of the balance of the Agreement and any such invalid or inoperative term or provision shall be deemed severable.

      IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of Stanhome and by Jalbert on this 5th day of March, 1986.

                                            STANHOME INC.




                                          By /s/ H. L. Tower
                                            President
Attest



 /s/ Robert C. Alsop
Secretary
                                          By /s/ Ronald R. Jalbert
                                            Ronald R. Jalbert

                     SUPPLEMENTAL RETIREMENT CONTRACT
                                 AMENDMENT


      AGREEMENT made as of March 28, 1988 by Stanhome Inc., a Massachusetts corporation with its principal place of business at 333 Western Avenue, Westfield, Massachusetts ("Stanhome") and Ronald R. Jalbert of 23 Windmill Drive, Granby, Connecticut ("Jalbert").

      WHEREAS, Stanhome and Jalbert have previously entered into a Supplemental Retirement contract dated March 5, 1986 ("Contract"); and

      WHEREAS, Stanhome has established a Trust ("Trust") to which Stanhome will make contributions which may pay benefits provided for in the Contract; and

      WHEREAS, the Internal Revenue Service in the course of considering the issuance of certain tax rulings requested by Stanhome in conjunction with the establishment of the Trust, has requested that the following amendment be made to the Contract.

      NOW THEREFORE, the parties do hereby amend the Contract as set forth below, effective as of the date hereof:

      1. Section 3 of the Contract entitled "Assignment" shall be amended by adding the following language at the end thereof:

      All rights under the Contract are merely unsecured contractual rights of Jalbert or Jalbert's spouse against Stanhome. Jalbert and Jalbert's spouse are unsecured general creditors of Stanhome. Stanhome intends to set aside certain assets in a trust for the payment of benefits under this Contract. In the event of the insolvency or bankruptcy of Stanhome, any assets set aside in such trust shall at all times be subject to the claims of Stanhome's general creditors as if such assets were general assets of Stanhome.

      2. In all other respects, the Contract shall remain in full force and effect, provided, however, that to the extent any payment required to be made by Stanhome under the Contract is instead made by the Trust, Stanhome's obligation under the Contract will to such extent be deemed satisfied. If the Trust for any reason fails to make a payment required to be made by Stanhome under the Contract, Stanhome remains fully liable for such payment under the terms of the Contract.

      IN WITNESS WHEREOF, Stanhome and Jalbert have executed this
Amendment, effective as of the date first written above.

                                            STANHOME INC.



                                          By: /s/ H. L. Tower
                                             Its President
Attest:

 /s/ Robert C. Alsop
Secretary

                                          By: /s/ Ronald R. Jalbert
                                             Ronald R. Jalbert